Exhibit 99.1

Centerplate, Inc
FAQ’s About 3rd Quarter 2004 Results

1.	How many major league baseball and NFL games were played at facilities served by Centerplate during the third quarter ended September 28, 2004, and how does this compare to the prior year third quarter?

In third quarter 2004, there were 233 MLB games played at Centerplate facilities, compared to 239 games in the prior year third quarter, after excluding games played in 2003 by the San Diego Padres. In 2004 the Padres relocated to facilities not served by Centerplate. There were also 4 fewer NFL games in third quarter 2004, for a total of 36 games in third quarter 2004 compared to 40 in the prior year quarter.

2.	How much of the difference will be made up in the fourth quarter?

For major league baseball, there were 25 games played in fourth quarter 2004, as compared to 13 games for the corresponding quarter of 2003. For NFL, there are 60 games scheduled for fourth quarter 2004, compared to 59 games played in fourth quarter 2003. The NFL schedule this year includes 4 games that will be played in fiscal 2005.

3.	Can you provide comparable detail for games in the first and second quarter of 2004, as compared to the corresponding quarters in 2003?

GAMES PLAYED IN CENTERPLATE FACILITIES
Based on Centerplate’s Fiscal Periods

	MAJOR LEAGUE BASEBALL [2]					NATIONAL FOOTBALL LEAGUE
	Regular Season Games				+Playoffs (All in	Reg. Seas. Games	+Playoffs (All in	Regular Season Games
Fiscal Year	1Q	2Q	3Q	4Q	4th Qtr.)	1Q	1st Qtr.)	2Q	3Q3	4Q
2005[1]		240	231	18	TBD	4	TBD	2005 Schedule Not Yet Released
2004		230	233	17[4]	8		2		36	60
2003	3	242	239		13		2		40	59

1	– 2005 MLB schedule subject to change prior to season opening

2	– Excludes San Diego Padres for all years

3	– Includes pre-season games (typically 2 per facility)

4	– The company had previously stated that there were 14 regular season baseball games in the 4th quarter of 2004 but two of those games were doubleheaders and counted as one game instead of two and one game was inadvertently not counted.

4.	How do published attendance figures relate to actual attendance and sales?

The attendance figures that are reported in U.S. News & World Report reflect seats sold, not actual attendance. Actual attendance figures can fall below the number of seats sold due to factors such as team performance and weather. Lower actual attendance results in lower sales of food, beverages and merchandise for Centerplate. In the third quarter 2004, Centerplate experienced lower sales due in part to lower actual attendance as compared to the prior year quarter. Actual attendance figures are proprietary to the owners of the various facilities and are not publicly available.

5.	What is the financial impact of your closed accounts and your new accounts on third quarter results?

During the third quarter of 2004, the impact of closed accounts (marginally profitable and minor) accounted for a decline in net sales of $4.1 million. New accounts generated sales of $1.8 million in the third quarter of 2004.

6.	Do you believe that sequentially the convention center business is getting better?

We have seen a modest growth in sales, approximately $5.7 million, at convention center accounts located in major cities, due primarily to an increase in conventions and trade shows. However, at this point it is too soon to state that the convention center business is improving.

7.	What do you expect your capital expenditures for new contracts to be in 2004? What were your capital expenditures in 2003?

We anticipate total capital expenditures of $20.0 million in capital investments in 2004, of which $13.4 million has been invested to date as compared to $23.9 million total capital expenditures in 2003.

8.	How confident are you that you are going to be able to continue to pay the $1.56 distribution rate in 2005?

The monthly dividend payments are determined by Centerplate’s Board of Directors. At this time we don’t see any reason why we will not continue to pay future monthly dividends at the anticipated rate of $1.56 per unit per year.

9.	Do you expect dividend distributions to grow in the future?

The monthly dividend rate is determined by Centerplate’s Board of Directors. At this time we anticipate continuing to pay the dividend at the current rate of $1.56 per income deposit security.